                                    EXHIBIT 6


                             CONSENT OF THE TRUSTEE

         Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, as amended, in connection with the proposed issuance by WINDMERE-DURABLE HOLDINGS, INC. of its __% SENIOR SUBORDINATED NOTES DUE 2008, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

                                    STATE STREET BANK AND TRUST COMPANY


                                    By:    /s/ Laurel Melody-Casasanta
                                       -------------------------------------
                                    NAME   LAUREL MELODY-CASASANTA
                                    TITLE  ASSISTANT VICE PRESIDENT


DATED: JULY 14, 1998


                                        3